Exhibit 10(b)

AMENDMENT TO THE
ALLETE DIRECTOR STOCK PLAN

The ALLETE Director Stock Plan (the “Plan”), dated May 9, 1995, as amended, is amended as follows, effective May 1, 2009:

1.           Section II is amended to add the following additional definition:

“Service Period” means, with respect to the Annual Cash Retainer, a Plan Year, and with respect to the Annual Stock Retainer, the 12-month period beginning on June 1 of each Plan Year or, with respect to a Director who first becomes eligible to participate in the Plan after June 1 of a Plan Year, such lesser period beginning on the date the Director joins the Board and ending on the following May 31.

2.           Section V is amended by deleting section B. in its entirety and replacing it with the following:

B.  Each Director shall receive a Stock Payment for services rendered during the Service Period equal in value to $60,000 on the first business day of June or as soon as practicable following that date.  The number of shares shall be calculated by dividing the amount of the Stock Payment by the fair market value of a share of Common Stock, which for this purpose means the average New York Stock Exchange closing price for the last 5 days up to and including the date that is 10 calendar days prior to June 1 of the Service Period (or on the first business day thereafter if June 1 is not a business day).  To the extent the Director has not elected to defer some or all of the Stock Payment pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II, the Company shall either issue shares or cause the appropriate number of shares of Common Stock to be purchased in the market and delivered to the Director or, at the Company’s election, to the Director’s Invest Direct account or to the Director’s account in such successor dividend reinvestment plan as the Company may establish.  Fractional shares may be paid in cash.  Directors joining the Board during a Service Period after the first business day in June will receive their Stock Payment, valued using the same general methodology described above, as soon as practicable after the first business day following the effective date of their election or appointment to the Board.

3.           Section V is amended by adding the following new subsections E. and F.

E.  The cash portion of the Annual Retainer for such Plan Year shall be paid to Directors at such times and in such manner as may be determined by the Board of Directors, unless the Director has elected to defer some or all of the cash portion of the Annual Retainer pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II.

F.  Any portion of the Annual Retainer that a Director elects to defer pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II shall be considered a deferral under that plan and not this Plan.

4.           Section VI is amended by deleting the sentence that provides that “Cash in lieu of any fractional share shall be paid to the Participant” and replacing it with “Cash in lieu of any fractional share may be paid to the Participant.”

5.           In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, this amendment is effective as of May 1, 2009 and has been executed on the dates written below.

ALLETE, Inc.

By:  Donald J. Shippar
Donald J. Shippar
Chairman and Chief Executive Officer

ATTEST:

By:  Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel & Secretary